Aston Funds

EXHIBIT TO ITEM 77Q1(e)

Copies of any new or amended Registrant investment advisory contracts


The following documents are included in Registrant's Form
Type 485BPOS, dated June 13, 2008
(Accession No. 0000950137-08-008499), and incorporated by reference herein:

1.	Revised Schedules A and B to the Investment Advisory
Agreement between the
        Trust and Aston Asset Management LLC

Exhibit 77Q1(e)(2) Amendment No. 1 to the Sub-Investment
Advisory Agreement between Aston Asset Management and TAMRO
Capital Partners LLC (formerly TASHO Investment, LLC)

AMENDMENT NO. 1

TO THE SUB-INVESTMENT ADVISORY AGREEMENT BETWEEN ASTON
ASSET MANAGEMENT LLC AND TAMRO CAPITAL PARTNERS LLC
(FORMERLY TASHO INVESTMENT, LLC)

      AMENDMENT NO. 1 (this "Amendment"), dated as of
October 1, 2008, to the Sub Investment Advisory Agreement, dated June 30, 2007, between ASTON ASSET MANAGEMENT LLC
(hereinafter referred to as the "Investment Adviser") and TAMRO CAPITAL PARTNERS LLC (formerly Tasho Investment, LLC and hereinafter referred to as the "Subadviser") with respect to the Aston/TAMRO Small Cap Fund (the "Sub-
Investment Advisory Agreement"). The Aston/TAMRO Small Cap
Fund is referred to herein as the "Fund".

WITNESSETH:

	WHEREAS, the Investment Adviser has been retained by Aston Funds, a Delaware statutory trust (the "Trust"), a registered management investment company under the Investment Company Act of 1940, as amended (the "1940 Act") to provide investment advisory services to the Trust with respect to the Fund, a series of the Trust;

	WHEREAS, the parties wish to amend provision 2 regarding the Subadviser's compensation for the services rendered pursuant to the Sub-Investment Advisory Agreement;

	WHEREAS, capitalized terms used herein which are not defined herein and which are defined in the Sub-Investment
Advisory Agreement shall have the same meanings as therein defined.

	NOW THEREFORE, in consideration of the mutual agreements herein contained, and intending to be bound thereby, the parties agree as follows:

      A. 	Section 2 of the Sub-Investment Advisory
Agreement is restated in its entirety as follows:


      2. As compensation for the services enumerated herein, the Investment Adviser will pay the Subadviser a fee with respect to the Allocated Assets, which shall be calculated and payable monthly in arrears based on the average daily net assets of the Fund, in an amount equal to the positive difference, if any, of (x) 50% of the advisory fee payable to the Investment Adviser with respect to the Allocated Assets of the Fund (before reduction of the fee payable to the Subadviser) minus (y) the sum of. (i) 50% of any investment advisory fees waived by the Investment Adviser pursuant to an Expense Limitation Agreement with the Fund,
(ii) 50% of any reimbursement of expenses by the Investment Adviser pursuant to an Expense Limitation Agreement with the Fund, and (iii) the Specified Percentage (as defined below) of any payments made by the Investment Adviser to third parties that provide distribution, shareholder services or similar services on behalf of the Fund;
provided that such fee shall equal 50% of the advisory fee payable to the Investment Adviser with respect to the Allocated Assets if average monthly net assets exceed $-625 million. If the foregoing calculation results in a negative amount, such amount shall be -payable by the Subadviser within 30 days of receipt of notice from the Investment Adviser, which notice shall include the basis for the calculation.

      The Specified Percentage means the rate set forth in the table below, which percentage shall be determined monthly based on average monthly net assets of the Fund. If average monthly net assets exceed a Trigger Level, the Sub-adviser is responsible for the Specified Percentage for that level for as long as the Fund's average monthly net
	assets remain in the corresponding Asset Range. If the Fund's average monthly net assets fall below the Asset
Range corresponding to a Trigger Level, then the Specified Percentage shall be the rate corresponding to the new Asset Range, and such Specified Percentage would decrease only if the applicable higher Trigger Level is reached.

TRIGGER LEVEL                ASSET RANGE                     SPECIFIED
(AVERAGE MONTHLY NET     (AVERAGE MONTHLY NET ASSETS)        PERCENTAGE
  ASSETS)

$0                        Less than $500 million                50%
$525 million              $500 million to $550 million          40%
$575 million              $550 million to $600 million          25%
$625 million              $600 million and higher               None


	For the purposes of this Agreement, a Fund's "net assets" shall be determined as provided in the Fund's then-current Prospectus (as used herein this term includes the related Statement of Additional Information).

	If this Agreement shall become effective subsequent to the first day of a month, or shall terminate before the last day of a month, the Subadviser's compensation for such fraction of the month shall be prorated based on the number of calendar days of such month during which the Agreement is effective.

	B. If any provision of this Amendment shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Sub-Investment Advisory Agreement shall not be affected thereby. Except to the extent governed by federal law including the 1940 Act, this Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without applying the principles of conflicts of law thereunder.

[The Remainder of Page Intentionally Left Blank]




	IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their duly authorized officers as of the day and year first above written.


ATTEST:
ASTON ASSET MANAGEMENT LLC
By:
Name: Kenneth Anderson
Title: President

ATTEST:
TAMRO CAPITAL PARTNERS LLC
By:
Name: Kathleen Neumann
Title: President